Exhibit 99.1
Celadon Group Inc.
Fiscal 3rd Quarter Conference Call
April 20, 2004


Operator:
     Good morning ladies and gentlemen and welcome to the Celadon Group fiscal third quarter 2004 earnings conference call. At this time all participants are in a listen only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference please press `*' `0' on your telephone keypad.

     As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Mister Brian Gately (sp?) of the Investor Relations Company. Mr. Gately you may begin.

Brian Gately:
     Thank you. Good morning everyone and thank you for joining us today. Before we get started I would like to remind you that management may make forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These comments are based upon information currently available to management and management's perception of that information as of the date of this conference call. Actual results of the company's operations could materially differ from any forward looking statements. These differences could be caused by a number of different factors including, but not limited to:
Potential adverse effects of regulation, changes in competition (and the effects of such changes), increased competition, changes in fuel prices, changes in economic, political or regulatory environments, changes in the availability of a stable labor force, ability of the company to hire drivers meeting company standards, changes in management strategies, environmental or tax matters, and risks described from time to time in reports filed by the company with the Security and Exchange Commission. Please take these factors into account in evaluating any forward looking statements.

     At this time I would like to turn the call over to Steve Russell, Celadon's Chairman and CEO. Steve?

Stephen Russell:
     Thanks very much Brian and thanks for joining our March 2004 conference call. Joining me today in Indianapolis is Tom Glaser, our Chief Operating Officer. Paul Will, our Chief Financial Officer. John Russell, the President, Truckers B2B. And calling in by phone is Dave Shatto, Executive Vice President Corporate Development.

     The March quarter, the third fiscal quarter of our year ending June 30th marked another quarter of operational and financial improvement at Celadon. We are pleased especially with the progress given that the March quarter is typically our most difficult of the year because of winter weather that affects productivity, fuel mileage, accidents and the slow recovery of freight in Mexico following extended holiday shutdowns.

     Our team here at Celadon managed through these issues to produce earnings of 17 cents per diluted share compared with 6 cents per diluted share last year. The 17 cents per share number for the 2004 quarter included a 7 cent per share negative swing, due to the weakness of the US dollar versus the Canadian dollar. On an `apples to apples' basis using last year's currency numbers, our diluted earnings would have been 24 cents.

     We attribute our improvement over the past year to stronger freight demands and the continued execution of our strategic plan. To recap the plan for the past two years or so, we've been focusing on 1) Improving our freight mix by replacing lower yielding freight with more profitable freight. 2) Diversifying our customer base, primarily for increasing our exposure to consumer non-durables. 3) Upgrading our equipment fleet. 4) Successfully integrating acquisitions and finally 5) Emphasizing discipline in all aspects of our operation.

     Without stealing Tom's thunder I will say that the plan is driving results throughout our operations and it shows in our key metrics.

     First average revenue per truck per week, our main measure of asset productivity improved 7.4% to 260,096 dollars as a result of higher rates per mile and miles per tractor. Average rate per loaded mile increased 4.5% to a dollar thirty-three two. By the way that's excluding the effect of fuel surcharge. And average rate per total mile improved 4.6% to a dollar twenty-three two. As a result of higher freight rates and a lower percentage of non-revenue or empty miles. Finally average miles per tractor per week improved 2.7% to twenty-one eighty-eight as a result of improved operational discipline and increased freight demand.

     With that as an overview and background I would like to touch on several customer related issues then turn it over to Tom for an operational update.

     We feel very good about freight demand and our positioning with customers as well heading into the peak shipping months. Demand and freight rates grow steadily during March. Rates continue to rise in April for us and shipping has remained strong.

     In our base business we continue to shift to our consumer non-durables. Our indicator of this shift is our relationship with Wal-Mart, which a year ago was essentially at zero, the revenue level, to now one of our top customers at good rates. And our success is well in expanding our role with former highway customers - highway express customers, which we acquired in August of '03, including Philip Morris.

     At this point the pace of change in our product base may slow down or it may fluctuate based on demand, as we breach what we believe is a workable level of diversification of the customer base. During March we actually picked up a significant amount of expedited freight from Chrysler at very attractive rates, when they needed a high-service partner to help them ramp up production. We will continue to be opportunistic in this manner as we seek to achieve more attractive returns.

     During the quarter we spent a lot of time with our customers, drivers and operations personnel addressing the new Federal (inaudible) Services Regulations that became effective January 4th 2004. Because of this advanced planning, cooperation from many customers and charges for detention were unnecessary, Celadon did not suffer negative effects during the quarter.

     There were several things that we noticed. 1) Customers describing proficiency and had some success in reducing the time spent in loading and unloading our trucks. We'll have to see how this plays out during times of seasonably greater demand but the results were quite encouraging. 2) Our average length of mile per haul increased 950 miles during the first quarter 2003 to over a thousand miles in the first quarter 2004. As we shifted away from certain freight that tied up a tractor for two days with inadequate mileage. 3) In the ways most affected by less productivities, freight rates and accessorial charges have been increased to make those more compensatory for the trucks we run there.

     If we can build on these trends and, as an industry, realize safety and driver lifestyle goals, the rules were intending to achieve, we will consider this an area of success.

     For a few details, I'd like to also wrap up. Truckers B2B revenue grew 14% in earnings, 30% year over year and has become a nice profit center for us. John Russell will be available to answer any questions you may have.

     Jaguar, our Mexican carrier, continues to operate approximately 160 line haul trucks in Mexico and contribute to our profitability. We're now operating approximately 80 Mexican drivers in the US between Laredo and Dallas and they are operating at service and safety standard comparable to our US fleet as a whole.

     US Supreme Court is hearing a case tomorrow to overturn the Ninth Circuit's Court decision to block the boarder from opening. A decision is expected at the end of June, according to the General Counsel of the American Trucking Association and the D.O.T. Opening the border would afford us a significant cost savings as well as access to an additional driver pool.

     In February we announced a contract to manage a transportation company in Kuwait. We receive a management fee and have the right to participate in profits through a joint venture, but we do not have any employees or assets based there. And we have made no hard dollar investment whatsoever. The operation is up with 20 trucks and 35 more are scheduled to leave for Kuwait next week. We are not using used Celadon units in that business, they have been bought from Freightliner Select, which is the used truck operation of Freightliner or some in Europe.

     I'll now turn it over to Tom to talk about operations. Tom?

Tom Glaser:
     Good  morning  everyone,  this  morning  I'll talk about  four main  areas:
General operations, marketing, our equipment fleet, drivers and then the continuing commitment to safety. And hopefully it will answer all your questions so we can get through all this quickly.

     We continue our approach to operations and marketing, which has been to foster a close culture of cooperation and discipline where we target attractive freight, provide excellent service and earn adequate returns. As we continue to change our freight mix to improve yield and address hours of service issues we've seen the following results:

     The improved utilization was, as a result, a continued concentration on lane density and longer haul freight. Our business grew in Mexico 7% from a year ago, which says we've been able to replace the Chrysler Mexican business and then some.

     Our northbound rates have also improved while we held our southbound rates. Improved length of haul, moving the average up above a thousand miles appears to have given us better productivity and eliminate penalties associated with the new hours of service rules. Our miles per truck are up year over year, 2.7%. Important part of our continued focus was rate mix.

     And we continue to improve our rate mix through aggressive rate actions in different mileage categories. In the zero to 500 category we took our rates up over 8% and we expected the volume to go down and it did. 500 to 750 mile rates are up over 3% year over year and the volume is up. 750 to a thousand mile rate is up over 6% year over year as well as the volume being up. In the greater than a thousand mile category we improved the rates by 3% year over year and our volume has remained steady.

     It's really important to not our progress on rates since implementing our plan has really been very positive. If we go back and look at September '01 our rate per mile was a dollar twenty-two two. September '02 it went to a dollar twenty-five one. September a dollar twenty-nine two, December of '03 a dollar three zero six. And then in March of '04 we achieved a dollar thirty-three two. Our yield management is working and we believe the contractual rate increases that go into effect in April and May will lead to improvements during the next quarter as well.

     As, in regard to detention billing it took a sharp jump in January and then began to decline as the shippers and kinds of companies helped move the drivers quicker to avoid the accessorial charges.

     Our tractor fleet continues to improve each month as we take new trucks. We are now running over 700 tractors with the new EPA compliant engines. Contrary to the experience of many carriers these trucks are actually getting better fuel mileage than the trucks they are replacing because of the age and specifications of the older trucks, most of which we acquired in acquisitions. We will receive an additional 600 plus tractors the remainder of the calendar year. In addition to being more fuel efficient, the new fleet helps our maintenance cost, customer service, driver recruiting and retention.

     Talking about driver recruiting and retention, because it's in the forefront of everyone's mind, Celadon has been concentrating hard on attracting and retaining the quality drivers and this has really paid off in our safety and turnover statistics.

     In the safety area one of the measures we use is D.O.T reportable accidents per million miles. Compared with last year's quarter we have reduced our frequency of D.O.T. reportable preventable accidents from .148 to .131 per million miles and our frequency of all D.O.T reportable accidents from .537 to ..479.

     During the March quarter our unseated truck percentage increased somewhat, although our turnover was tracking at 65%, which is much better versus the industry average and an improvement versus our experience last year's quarter. Since implementing our driver pay increase in March, our recruiting classes have improved, turnover has improved and our seating percentage has improved. We have less than 100 unseated trucks in the fleet. I hope that answers many of your questions and now I'll turn it over to Paul for the financial information.

Paul Will:
     Good morning, first I would like to cover some details concerning the March quarter and then discuss our expectations going forward.

     Revenue increased 8.1%, which reflects the integration of Highway Express, the growth of Wal-Mart and several other customers and intentional downsizing of other customers to allocate our truck capacity towards better yielding freight. Our average truck count was just up over 5% while our average revenue per tractor was up 7.4%.

     We also discontinued some non-core local and drop-lot business which offset a portion of our truckload revenue growth. We did this to focus on our core long haul business.

     Our pre-tax margin improved by 250 basis points, which would have been 350 basis points without the currency swing between the US dollar and the Canadian dollar. The major contributors to the margin improvement between the March 2003 quarter and the March 2004 quarter were higher revenue per tractor and lower maintenance cost due to our fleet upgrade. Offset by an increase in equipment ownership and finance costs and in insurance reserves.

     There are several moving parts to our equipment related expenses. Owner operators ran about 23% of our miles in the 2003 quarter versus 30% in the 2004 quarter. Thus, there was some shifting of expenses away from purchase transportation to driver salaries, fuel and miscellaneous other expenses. On the net basis the shift was neutral to earnings and just reflected changes in other categories.

     Revenue equipment rentals increased significantly as we continued to finance new revenue equipment with operating leases. The depreciation line did not decrease to reflect additional rentals because of excess equipment we are disposing of that still effects that line, although is not generating revenue. We expect to dispose of that equipment by the end of the June quarter and depreciations will start to decrease at that point.

     Operating   maintenance   decreased  on  a  per  company   model  basis  of
approximately half a cent per mile because of a reduction of the average age of our tractor and trailer fleets. This is a trend that should continue.

     Insurance and claims increased almost a penny per mile during the quarter - I'm sorry - during the quarter our safety experience was good but we solved two older claims for amounts above our reserves that we had the - we had then reserved at the level indication by the insurance company and just had unfavorable results.

     Those were the two, last two claims that we believe are significant that were not reserved at our self insured retention limit. Accordingly absent of change in our safety experience we'd expect our insurance and claims lines to decrease somewhat.

     Our balance sheet continued to improve. At March 31st we have 55 million in stockholders' equity and 50.5 million on borrowed debt and cap-lease obligations. We ran about 42.4 million company miles in the 2003 quarter and
126.1 in the 2003, nine months compared with 50.1 million in company miles in 2004 quarter and 145.6 million in the 2004 nine months.

     We ran 18.1 million owner operator miles in the 2003 quarter and 58.8 million in the 2003 nine months, compared with 15 million in the 2004 quarter and 48.3 million in the 2004 nine months.

     Looking forward to our fourth fiscal quarter and into our 2005 fiscal year we have the following expectations:

     Freight demand will continue to remain strong for at least the next year. An industry wide capacity will grow no faster than demand. The Class A truck manufacturers indicate to us that the vast majority of their orders for over the road tractors are for replacements. This is consistent with our understanding of the capacity plans of other large trucking fleets. We also believe that tight driver market will constrain capacity growth.

     Based on strong demands and limited capacity growth we expect freight rates to improve by approximately 1 cent per mile, per quarter sequentially through the end of our 2005 fiscal year. Although rates could go higher in the near term, we are factoring in a 1 cent increase per quarter.

     We plan to keep our tractor fleet relatively constant barring any attractive acquisitions. Our tractor and trailer purchases will be for replacement and will reduce the average age of our tractor fleet to about 1.8 to
2.0 years and the average age of our trailer fleet to less than five years during the fiscal 2005 year.

     We expect to grow our fleet internally after reaching an operating ratio of approximately 93%, which is our interim goal. Even with a relatively stable fleet we expect revenue to grow by 5 to 7% in fiscal year 2005 based on rate, utilization and a portion of our growth from the Highway acquisition which is not grandfathered into our 2004 numbers.

     We expect fuel costs to remain relatively constant on a company mile basis, based on current levels.

     We increased driver pay in March, which we expect to increase our costs by approximately 1 cent per mile for the June quarter and beyond. Based on our seated comp and turnover rates currently we do not expect further driver pay increases in the foreseeable future.

     For the June quarter we expect quarter miles to increase approximately 1.5 million versus the March quarter based on seasonal improvement. And we expect non-revenue miles percentage or deadhead (sp?) to improve my 10 or 15 basis points. These trends are seasonal and should remain strong into the September and December quarters before slowing again in the March quarter of 2005.

     As our excess equipment is disposed we expect the depreciation line to decrease by about 300,000 in the June quarter and an additional 200,000 in the September quarter. Other than that effect, changes in depreciation and rental expense will depend on the method of financing, interest rates and equipment prices. We are expecting a mid-single digit increase in equipment costs in 2005.

     We expect maintenance costs per company miles to be about 1 cent per mile lower than last year in the June quarter but that difference will narrow to about a half cent per mile by the June quarter 2005 as effects of the newer fleet are factored into our results.

     Other general expense items include wage and benefit increases and a relatively stable non-drive head count are expected to rise with general levels of inflation. We have not considered any benefit from the Mexican border opening, the Kuwaiti contract or growth in Truckers B2B in our numbers.

     Based on all of the above and our views on other general items we expect an operating ratio of approximately 95% in June 2004 quarter. Without taking into account changes in operating lease versus debt financing we established a goal of 94% operating ratio by the end of fiscal '05.

     Now I'll turn it over to Steve for some final comments.

Stephen Russell:
     Thanks Paul. One minor change, when Paul was mentioning the owner operators, owner operators in the 2003 March quarter were 30% of our miles. Owner operators in the 2004 March quarter declined to 23% of our miles, which we believe is relatively consistent with what's happening in the industry in terms of a lot of owner operators parking their trucks and becoming company drivers.

     With that I'd like to particularly thank Tom, Paul, Dave and the entire Celadon team, especially our drivers for their contribution to a good quarter and better ones to come. And with that I would like to open the floor to questions. Diego you're welcome to ask folks to ask any questions they would like.

Operator:
     Thank you sir. Ladies and gentlemen at this time we will be conducting a question and answer session. If you would like to ask a question please press `*' `1' on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press `*' `2' if you would like to remove your questions from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the `*' keys.

     Our first question comes from Doug Col with Morgan Keegan, please state your question.

Doug Col:
     Good morning everybody.

Stephen Russell:
     Hey Doug.

Doug Col:
     Congratulations on the continued progress.

Stephen Russell:
     Thank you.

Doug Col:
     Just a few things, Paul do you have the percentage of the owned versus leased tractors now in the fleet? And did everything that you're trading - own I mean do you continue to - if you bring it on an operating lease at the moment is the truck you're trading in, is that one an owned truck still?

Paul Will:
     Yeah let me also get the breakup between the operating and owned.

Doug Col:
     Okay.

Paul Will:
     But on a go-forward basis, based on how we would break-out the equipment, on a go-forward basis the operating leased equipment will be replacing other operating leased equipment. So therefore what we would expect is the depreciation of that set will go down by about call it 300,000 the June quarter, another 200,000 in September quarter. At that point in time you should expect that the depreciation should stay relatively flat from that point and operating rent should gradually go up based on interest rates going up, equipment costs etcetera. So - but for the most part it's going to stay constant at that point in time.

Doug Col:
     And in the calendar year you've got another 600 or is that, in your fiscal June...?

Paul Will:
     Basically the remainder of our calendar year.

Doug Col:
     Okay another 600 that should come in on operating lease.

Paul Will:
     And replace other operating leases.

Doug Col:
     Okay, remind me again what kind of tractors you guys are taking?

Paul Will:
     We're taking Freightliners and Vovos, they're Columbia Freightliners and they are 780 Vovos.

Doug Col:
     Okay and do you have the same opportunity on the 600 that you'll swap out of over the next few months, does the same opportunity for relatively improved fuel economy exist for those tractors as well?

Paul Will:
     Probably for two thirds of those.

Doug Col:
     Okay and those are still trucks that carried over from as far back as Zip or...?

Paul Will:
     No Doug at this point we're basically through the majority of that, the June quarter will take out the remainder of our previous acquisitions for the most part and then we're going into just disposing on a regular basis, Celadon equipment, Celadon purchase and Celadon equipment.

Doug Col:
     Okay.

Paul Will:
     The lease equipment - but sell them by Celadon.

Doug Col:
     Okay. Hey Tom you mentioned the continued growth and the, you know, trying to grow the consumer non-durables portion of your business. If I had a pie chart in front of me would the product mix, I know it's hard sometimes to distinguish between them, what would that look like today as you guys see it. In terms of auto consumer non-durables and other -

Tom Glaser:
     On the auto side let me see - for the March quarter, Doug our consumer non-durables went up to 25.8% or they're at 25.8% and I think the last pie chart we showed it was around 24%. The automotive freight ticked up to 18% versus 15% last quarter. And that's a result more of the railroads not being able to haul a lot of freight for the automotive companies and having to move it to truck. And we were the beneficiary of a lot of that in Mexico so we got it at really good rates. But if you're looking at the pie chart you're looking at 26, 25.8, 26% consumer non-durables and the automotive freight went to 18.1%.

Doug Col:
     Okay. If we didn't - I know Steve doesn't want to give any, you know, guidance on what might come out of court rulings and things like that can you give us an update on just the number of miles you ran with the Mexican drivers in the Laredo-Loxahatchee loop there, is that kind of growing is it...?

Stephen Russell:
     Doug what we've done is during the month - during the quarter, January, February and March, we ran on average 72 trucks regularly in that corridor and we averaged about 600,000 miles a month, for those trucks. A lot of that was a function of the slow southbound business compared to strong northbound. We have since added - we're up to 85 trucks now in the month of April we're at 85. And I think, I believe the number that they're going to running because it looks like we've got a better balance into March and into April, that they ought to be running 9500 miles each truck per month.

Doug Col:
     I'm jumping around, just one more thing and then I'll let somebody else have a shot. If you looked at your top ten customer list, you know today versus a year ago whatever, what kind of turnover has there been there. I mean, you know, seeking the right freight mix is - a lot of its had to come from new customers and then you know some of the improvements that you guy have shown is just you know, getting the rates up with existing customers. What kind of - what's the top ten look like today versus a year ago?

Stephen Russell:
     The additions.

Doug Col:
     What kind of names are in there?

Stephen Russell:
     Philip Morris is in there, as a very significant customer today. That came with the Highway acquisition but then we've been granted additional lanes by Philip Morris as recently as when Tom? A couple weeks ago?

Tom Glaser:
     Right. About three weeks ago.

Stephen Russell:
     Wal-Mart, which frankly I don't know if we did mention on our conference call nine or ten months ago that we got a contract for 2 million dollars with Wal-Mart. We're actually going 7 or 8 million right now on an annualized basis because they've been offering us freight at decent rates and we've accepted it. And so Wal-Mart is certainly now in the top ten.

     You know Chrysler dropped, Chrysler's 13% of our business a year ago in the March quarter, it's dropped to 11%, was actually just under 10 in the 9 1/2 or so in the December quarter but that additional business that we took in the March quarter kicked that back up to 11. Those are the principal changes in the top ten.

Tom Glaser:
     Doug, remember too it depends on how you're going to judge it. Top ten from the last three months and the top ten from the last twelve months, as we build volume with new customers it takes a while to move up but I would tell you that a customer like Avery Dennison has moved up, customers like Philips Lighting has moved up.

Stephen Russell:
     Airborne Express.

Tom Glaser:
     Airborne Express has moved up and you know, Kohler, you know customers that are going into our top ten they're non-automotive and they're good.

Stephen Russell:
     Thanks Tom, any other questions Doug?

Doug Col:
     Um, just to clarify, 95 or lower was the target for the June quarter? And then 94 or lower and 5 to 7 percent revenue growth was the target in your '05 fiscal year next June?

Stephen Russell:
     Right.

Doug Col:
     Is that right?

Stephen Russell:
     Right.

Doug Col:
     Okay thank you.

Operator:
     Our next question comes form Tom Albrecht from BB&T, please state your question.

Stephen Russell:
     Hi Tom.

Tom Albrecht:
     Hey good morning guys. Let me follow up on Doug's comment because I thought I heard something different on the operating ratio. Paul I thought your wording was 94% goal by the end of fiscal '05 um did you mean that for a whole year, fiscal year goal or that you'd be there by the June?

Paul Will:
     Be there by the June quarter, trending towards the 94.

Tom Albrecht:
     Okay, that's what I thought I heard.

Paul Will:
     Mid 94 for the fiscal as it stands right now. We're not factoring anything from Kuwait, B2B, the border opener or anything of that nature.

Tom Albrecht:
     Right. Okay and then the safety numbers Tom that you gave, are those from the most recent quarters that you said?

Tom Glaser:
     Yeah most recent quarters, March.

Tom Albrecht:
     And versus December or versus a year ago?

Tom Glaser:
     Versus a year ago.

Tom Albrecht:
     Yeah, and then I know hours of service was, I won't say a non-event but certainly not as disruptive for you guys as it might be for a few others but can you give us a sense on the accessorial fees - a couple of things. What you actually build and I guess collected more importantly and how that compares versus a year ago, so we can maybe get a sense of that?

Paul Will:
     Basically, this is Paul, basically we, where we're at right now it we build out approximately a million two for the quarter of that we only recognized about 600,000. We've been building out detentions more specifically started in January but we've been doing them since August. And our collection rate has been around 50% so we're booking 50%.

Tom Albrecht:
     Okay.

Paul Will:
     There's about a 300,000 receivable at the end of March relative to what we build. Subsequent to that we collect another 100, about 130, 150,000 then so we have about 150,000 left relative to the March quarter so we feel pretty confident that we'll collect another 50%. Rates right now, as I think Tom would say, they expect to collect it at a higher rate then that but you know we're just starting into it, starting January, the first of January. So that compares to last year, less than a hundred thousand but keep in mind we paid out that 600,000 we paid out about 300,000 to drivers. So that change year over year is only about 200,000.

Tom Albrecht:
     All right and then on that 1.2 million that you actually build, how would that have compared against March quarter of '03 just strictly for comparative purposes.

Paul Will:
     Based on building alone we built about 200,000 last year.

Tom Albrecht:
     Okay and then um I want to make sure I heard you correctly as well; you've got one more pay increase in June, this time a penny a mile?

Stephen Russell:
     No, no that's all implemented already.

Tom Albrecht:
     Okay.

Paul Will:
     But, yeah.

Tom Albrecht:
     But was there some comment about a penny a mile in June?

Paul Will:
     Starting in the June quarter, if you take the March quarter, June quarter forward -

Tom Albrecht:
     Okay.

Stephen Russell:
     In other words that increases from March to June Tom, and then steady at that level.

Tom Albrecht:
     Okay all right. The, let's see I had a couple of other questions...Tom back on the mix of business and that, you know if we wanted to complete that pie chart a little more, what would retail represent right now? I know it's still relatively small but I'm sure it has good momentum like the consumer non-durables.

Tom Glaser:
     Oh gosh, let me go through, we've got it all broken out by SI (inaudible) Tom.

Stephen Russell:
     Tom, maybe we'll fax it to you or something like that.

Tom Albrecht:
     Yeah, yeah that's fine...could you include cigarettes into retail?

Tom Glaser:
     I guess if they're being sold through 7-11.

Tom Albrecht:
     As long as it's not the black market.

Stephen Russell:
     Yeah we're not delivering to stores.

Tom Albrecht:
     No. Yeah I can touch base with you.

Stephen Russell:
     I will, I'll tell you what I will send you a copy of the commodity breakdown as we've got it for the March quarter and as it compares to, what have I got here...December quarter 2003.

Tom Albrecht:
     Okay. Let me just explore with you the overall market a little bit. You alluded to the fact that you, I don't think you used these numbers but let's say that you're 80 to 90% of the way through re-doing you're overall mix of business. And so some of the rate of improvements might slow a little bit and you also articulated a goal of raising your rates 1 cent a mile. I assume that meant per quarter sequencially.

Tom Glaser:
     Correct.

Tom Albrecht:
     Um, but if you really sort of step back I mean isn't the market  capable of
- aren't you guys capable of getting more than that? I mean it sure seems like this is even better right now than 1994, which is kind of the golden year everybody reminisces about.

Tom Glaser:
     Yep, Tom it is. In our opinion it is much better.

Tom Albrecht:
     Yeah.

Tom Glaser:
     I guess I get excited about it and when we only showed up at $1.33 I guess I was a little disappointed I thought it was going to be better than that. I anticipate the work that has been done and some of the significant increases that we've received from large customers that have decided to stay with us are going to be pretty impactful next quarter.

Tom Albrecht:
     Okay.

Paul Will:
     Hi Tom this is Paul, I think we've confident, or Tom's confident that could be higher but the 1 cent is what we're budgeting in the numbers.

Tom Albrecht:
     Okay, I think that's - I mean I'm hearing all sorts of stories from billing agencies and stuff, freight auditing, 9-10 percent increases in some lanes, different stuff like that. But again those are lanes, not always total corporate averages.

Tom Glaser:
     Yeah and that's a good point Tom because we've changed, we've changed our business completely I mean the mix of our business in the percentages in those different mileage buckets has changed dramatically.

Tom Albrecht:
     Right. Now Steve do you have statistics on, um you know with this upcoming hearing by the Supreme Court to hear the Appellate Court's decision, I'm just curious if there are some statistics as to what percentage of the time the Supreme Court has overturned a ruling by this particular court?

Stephen Russell:
     We actually looked at that Tom the answer is, and I don't know how many years it goes back but 75% of the time that the Supreme Court has heard oral argument - you know has taken a case and listened to the argument, when the litigant, who is the Justice Department, which is the case now against the Ninth Circuit Court decision, which is for those who didn't know that's San Francisco court, it's a very liberal court. 75% of the times the Supreme Court has overturned the Ninth Circuit Appeals Court. That's no assurance that it's going to happen now, the hearing though as you mentioned is actually tomorrow and the decision, we've been assured by the D.O.T and the

A.T.A  with  the  American  Trucking   Association  and  the  US  Department  of
transportation will be heard by the end of June. And 75% of the time the ruling would go in what we would perceive to be our favor.

Tom Albrecht:
     Okay, that's helpful and I thought it was a strong majority that I was a little rusty on the numbers. Okay well that's it guys keep up the good work.

Stephen Russell:
     Thank you.

Operator:
     Our next question  comes from Michael  LaTronica  with  Excalibur  Research
Group.

Michael LaTronica:
     Good morning gentlemen.

Stephen Russell:
     Good morning Mike.

Michael LaTronica:
     Good quarter, um I just want to loop back just a little bit. Tom, when you were talking about the auto-freight that you picked up incrementally due to railroad problems. And it was I think you said 18 versus 15% at very good rates looking forward should we expect that number to decline again, and with it the attached preferential rates that you're getting there?

Tom Glaser:
     What I would tell you is no. I think the railroads are backed up and I think that as it relates to Mexico we're going to see more of that freight come north at good rates. And it goes back to what I said in previous quarters, is that we're going to continue to exploit the automotive and the automotive lanes as best we possibly can. I'm not going to turn away from that because its good utilization and the rates are a heck of a lot better. And we minimize our risk so if they can give us that volume at better than average rates we're going to haul the freight. But we're not going to take our focus away form diversifying and that's why we're out the sales force in place, is to find those other customers, which gives us a more confident approach to the automotive companies to say you know what - your rates are going up again.

Michael LaTronica:
     Okay.

Stephen Russell:
     Michael, Steve - we went from four or five sales people in the US 3 years ago to how many? 16 today, which gives us you know, much better geographic dispersion and we actually, in December or January Tom told Ford to take its business away so we went from Ford being a couple million dollar a year customer a year ago to zero today.

Michael LaTronica:
     Interesting. Okay and Tom another one for you, on the Wal-Mart business because of your length of haul that's not distribution center business is it? Can you characterize...?

Tom Glaser:
     Distribution center, into the distribution centers is what it is.

Stephen Russell:
     Yes, no store delivery.

Michael LaTronica:
     Okay, terrific.  Paul can you -

Tom Glaser:
     Sorry I Michael I don't mean to interrupt but a lot of that is backup freight that is all - it's vendors' DC, it's many of the lanes, it's backup freight.

Michael LaTronica:
     Okay yeah I was trying to differentiate whether you were actually running the DC for Wal-Mart.

Tom Glaser:
     No, no.

Michael LaTronica:
     Okay. Paul can you tell us about fuel impact this year versus last year in the quarter or maybe what percentage you feel like you're recovering on surcharges?

Paul Will:
     We still feel like we're  covering  around 75%. The fuel surcharge is about
6.1 cents per mile in the quarter. If you look at last year fuel itself we feel that it was basically flat with a year ago. We had some fuel savings space on how we purchased fuel in general, cost us a little bit less than it was last year. Based on what we've got the surcharge - when we charge surcharge we've got (inaudible) even though it was, I think 3.4 cents difference with DOE out of how much we paid relative to COE.

Michael LaTronica:
     The earnings impact itself was mutual.

Paul Will:
     I think there's much more than that, there's - no - we didn't speak to that in the release.

Michael LaTronica:
     Right.

Tom Glaser:
     And looking at the June quarter, for our forecast as Paul said as soon as the prices stay constant, last June there was a major drop between April and May in fuel prices after the Iraq war ended, which we're not seeing. Certainly we're not seeing happening yet, nor are we planning it to happen.

Michael LaTronica:
     Right okay. Finally, my last question, can we get an update on B2B Steve?

Stephen Russell:
     Yes John, the view where it is overall?

John Russell:
     Sure, the company has a good quarter, year over year. Abruptly about 30% bottom line. Did continue to go forward and add in quite a few partners coming up, business has grown on pretty much every aspect. Penetration, consistent business as well as getting new, better partners to additional fleets. It's been a good run but as always we expect the business to pick up starting in the second quarter, incrementally. And again at the end of the year, which historically has been our strongest time.

Michael LaTronica:
     John do you have a fleet count as per how many fleets are enrolled in B2B at this time?

John Russell:
     Yeah well it was approximately, well as of right now we're at approximately 16,400. We continue to inactivate fleets as well. We're - we just have to get rid of fleets that have gone out of business or leased on just for the integrity of our data. We are, for the most part, a marketing company and more efficient on marketing, the better returns you get.

     So in the last 3 year we've taken out, we just ran this report, about 3900 companies, so we'd be over 20,000 as of right now but technically our count of active fleets is 16,4000.

Michael LaTronica:
     Okay great.

Paul Will:
     Michael the, Celadon advanced 40 million dollars to B2B; you know it started in January 2000, in February 2000 and basically B2B has now paid back all but 150,000 dollars of that 40 million. So you know our net investment has ventured 150,000 dollars.

Michael LaTronica:
     And just curry that on your balance sheet still as zero value right?

Paul Will:
     That's correct.

Michael LaTronica:
     Okay, all right that does it for me thank you very much, great quarter guys.

Stephen Russell:
     Thank you.

Paul Will:
     Thanks Michael.

Operator:
     Our next question comes from Ephram Fields with Clear Lake, please state your question.

Ephram Fields:
     Good morning guys and thanks for taking the call. A couple questions; the first one is I know you've provided some very helpful guidance, I was wondering if we could try and translate that into cash flow implications. Specifically what you anticipate cash flow from operations and your net cap-ex to be this year?

Paul Will:
     So you want to know what...because our EBITDA is running around 31 million. Our cap-ex, we don't expect anything from cap-ex based on the way we're financing equipment. On the tractors and trailers we're financing 100%. Other than that, computers, positioning costs on the equipment, prepping and readying them for in sourced etcetera line us around 2 million dollars for fiscal '05.

Ephram Fields:
     Okay, I'm sorry so about 31 of EBITDA, a couple million of...?

Paul Will:
     Cap-ex. Correct.

Ephram Fields:
     Cap-ex and a couple million of interest?

Paul Will:
     Yes.

Ephram Fields:
     Or is that double counting there?

Paul Will:
     Interest is about 3 million?

Tom Glaser:
     Interest is running...

Paul Will:
     About 3, it should run around 3 million dollars, 3.2.

Ephram Fields:
     Okay, and then what are your plans for all this cash that you'll be throwing off? Is it to reinvest into the business, is it to pay down debt?

Paul Will:
     Our first goal is to continue to pay down debt and then we will focus on as we become a cash tax payer, how we want to structure the equipment. Selling it outright and take the benefits, the tax benefits by owning the equipment. And then obviously as in any acquisition, it's an opportunistic acquisition, we'll look at that as the percentages - they prove that themselves.

Ephram Fields:
     And what metrics do you look at to figure out - the health of your balance sheet?

Paul Will:
     Um, if you look at total debt to capital about 35% is worth integrating and that's ultimately what we want to shoot for.

Ephram Fields:
     Terrific, thanks very much.

Paul Will:
     Thanks.

Operator:
     Our next question comes from Tom Albrecht from BB&T, please state your question.

Tom Albrecht:
     Hi, just a quick two follow up questions. You know on the B2B operating income you guys were saying it was for about 30 some odd percent. Can you give us the numbers, just - is just says in the press release - 0.3 million versus
0.2 million on operating income. So that looks like 50% so can you give us a couple more decimal points there?

Paul Will:
     It was one...

Stephen Russell:
     John actually just stepped out because there is a new vendor partner in and he just stepped out quickly. Basically the - I think it went from a 180,000 to 270 or something like that, operating income.

Paul Will:
     Tom,   in  terms  of   specifics   of  your   question,   what   would  you
like...the...the?

Tom Albrecht:
     Yeah just like if it's 272,000 versus a 189 or you know whatever it might be and if you want to just e-mail that to me you know that's fine. But we just sort of have that little extra detail on our model. And then just a bigger picture question for Tom, I know a lot of your efforts he last few years have been breaking down silos, trying to integrate sales, improve pricing, improve operations. Where are you spending the bulk of you time right now, Tom and what are the most hot areas that you feel like you need to address the next three, four quarters?

Tom Glaser:
     The first quarter of my time was all spent in sales and really traveling around the country. The next quarter of my time is going to be spent with maintenance and continued focus, safety. We've got a lot of upside potential in the maintenance area so I think that I've got a staff in place in sales now. They understand the drill, we've got a regular routine that we're into now and the difference today is that we continue to follow up with the sale people. We will not let them get away with the attitude, I'll do it tomorrow - they better do it today. So and we fostered that over the first quarter so maintenance is going to be, maintenance and safety is going to be the first focus in the next quarter.

Paul Will:
     Hey Tom?

Tom Albrecht:
     Yeah.

Paul Will:
     This is Paul. Revenue, do you want revenue and income or just income?

Tom Albrecht:
     Just operating income is fine.

Paul Will:
     Its 190 March last year and 270 this year.

Tom Albrecht:
     Okay.

Tom Glaser:
     But I would tell you also Tom I can't spend too much time at home I think my wife would throw me out.

     She's used to not seeing me.

Tom Albrecht:
     Make sure you take your clubs with you right.

Tom Glaser:
     Thank you.

Stephen Russell:
     Tom, I'm going to point out that in Hawaii at the Truckload Carrier Conference Tom was important with customers and vendors and played golf three times in three days.

Tom Albrecht:
     Well good, good. Have you, I know last fall we talked about those maintenance and some other issues with personnel and the way things were done, it sounds like you're just now getting to that point where you can unlock some of those savings. Because I thought that it was potentially a 2 or 3 million dollar opportunity if you improved the whole maintenance processes.

Tom Glaser:
     Yeah what I did November, December timeframe was replace the entire maintenance staff, remove that staff that was there, the management staff. And in January replaced them and I think that what we've done is we put you know, the processes in place which help those incremental changes as we improve the process and we get the productivity increases we get a lot of change in allocations and the management team is fully on board with this.

Stephen Russell:
     Tom this is Steve.

Tom Albrecht:
     Yes.

Stephen Russell:
     Um, philosophically if you go back a year ago, it was three separate silos; sales, operations and then maintenance recruiting. And we're a much better company today, organizationally. Tom running the trucking business, or staying along with the trucking business, I mean Dave running corporate development, which meant he spearheaded the Highway acquisition and then turned it over to Tom once the business had been part of us for about 2 months. And then the last several months Dave was spending a substantial amount of time back and forth to Kuwait, which is something that - from a company standpoint is an opportunity with no financial downside.

     I think that you know, everybody is really focused and driven for the shareholders' benefit.

Tom Albrecht:
     Okay good, I appreciate those explanations Tom and others, thanks.

Stephen Russell:
     Thanks.

Operator:
     Our next question comes from Connor McLaughlin with JLF Asset Management, please state your question.

Connor McLaughlin:
     Hi guys, congrats on a good quarter.

Stephen Russell:
     Thank you.

Connor McLaughlin:
     I just had a quick question to help me understand the seasonality of the business. I was just looking back historically and last year it looked like in the June quarter it was up, you know roughly about a dime, about 10 cents higher than the March quarter. I'm just curious is there anything that would predict that we'll see those trends this year because, it's my understanding that the milder weather conditions in the June quarter were a large part of that.

Stephen Russell:
     I think that historically, March is a tougher quarter because of weather, which means trucks idle more and our fuel costs are substantially higher per gallon then they are for the rest of the year. As seasonality generally picks up, we're not going to forecast you know, give you a number in terms of what June is going to be, that's what did happen last year.

Connor McLaughlin:
     Okay so just to understand you're saying that from a cost side sequentially things improved a little bit in addition, it's a higher volume quarter sequentially - you know for the top line as well.

Stephen Russell:
     Correct.

Connor McLaughlin:
     That's the way to think about it.

Stephen Russell:
     Correct.

Connor McLaughlin:
     Okay, thanks very much guys, congrats.

Stephen Russell:
     Thank you Connor.

Operator:
     Our next question comes from Barry Sine with HD Brous, please state your question.

Barry Sine:
     Good morning and congratulations on a very good quarter.

Stephen Russell:
     Thank you Barry.

Barry Sine:
     Um, a couple of questions let me just start with the most basic. Just the other expense line, I think at 195,000 it looks like its ticker up, what is that item there?

Paul Will:
     The other expense includes a 160,000 dollar charge. I think if you remember back to last quarter the Canadian relative to the year fell flat since we did the acquisition of Gerth in Canada back in 1998. So it wasn't until last year, it really started this year, it started to deteriorate. As a result we put hedges in place, or call options for 78 cents when it got as high as 77 and went to 79. As of today it's down below 74, which is good for us. And each penny that it ticks down is worth about 3/4 or an 8/10th of a cent EPS as it comes back down, each quarter.

     So, but it's down below 74 right now but we put those call options in place so the cost is about 160,000 for the quarter. Those call options go through at the end of June but they're basically market to market so therefore we took all the exposure as it relates to it in the March quarter. We don't - that should not show up in the June quarter.

Barry Sine:
     So that hedging was kind of a one time thing with the Canadian dollar looking like it's peaked, you're not going to see that again.

Paul Will:
     Well we'll put a hedging strategy in place but it wont be today, that loss related to the call options that would have protected us if the Canadian dollar went over 79 cents in the January to June timeframe. It didn't so the call options basically or at this point went to zero and it occurred in the March quarter. Right now with the Canadian dollars trading this morning at 73.8 or so, which is much better than it traded in December of March quarter.

Barry Sine:
     Okay.

Paul Will:
     It was down from 76 to 73.8, a good sign.

Barry Sine:
     The next area I just wanted to get comments on is potential acquisitions. I'm just wondering, given the improving health of the industry are you done with acquisitions for a while if prices come up such that you might not be looking at acquisitions going forward?

Stephen Russell:
     Um we, if you look at the acquisitions that we've made in the last several years, they've been accretive, they have brought in strong customer base, which we have retained and in fact built. We're not aggressively looking but certainly, you know we're not going to rule it out Barry.

Barry Sine:
     What is the pricing environment as you look at potential acquisitions, you know I collect that you can't get the type of deal that you've gotten in the past with your acquisitions?

Paul Will:
     This is Paul, I would say that where fuel prices are, even though the economics has improved for trust companies in general, rates, etcetera there's still a lot of weak balance sheets out there. And those weak balance sheets may force guys to do similar transactions to do what we've done in the past. But you know we'll just have to wait and see on those.

Barry Sine:
     Okay and I noticed that this is the second conference call in the row that Dave is out traveling now during the conference call so...

Stephen Russell:
     Yes Dave is out traveling quite a bit in the last 5 months.

Barry Sine:
     Okay and then the last area I wanted to ask you about is, obviously you mentioned the Supreme Court hearing tomorrow. Assuming some favorable development on that front either via the Supreme Court or there is a plan B in the works, there is an environmental impact statement being prepared, which would also achieved the same results. What's your thinking in terms of the business plan to take advantage of an opening of the Mexican border?

Paul Will:
     Well we've had that plan in place for about 3 years so hopefully something will happen but we've you know, we do know what to do if and when it opens. Tom, do you want to add anything to that?

Tom Glaser:
     No, I think yeah, we've had a plan we've got a plan in place to expand it, given the right environment. And I think it will work and I think it would be it'll be good for us. We, you know I don't want to overstate what we're doing with the Mexican drivers because we talked about the border opening for so long that it's an event that'll take place and we will capitalize on it when it happens.

Barry Sine:
     And there's, I think you said 160 tractors in the Mexican fleet currently.

Paul Will:
     Yeah, 160 line-roll (sp?) tractors, yeah.

Barry Sine:
     And I think what I'm hearing you say is that in the event of a favorable decision, that you'd start to move that number up and then use those increasingly to carry freight into the continental United States.

Paul Will:
     There are a lot of options to do that's certainly one. Others is of course to just bring on Mexican drivers into open American tractors, which would be possible if that occurs so I think you know, we've been running Mexican drivers on the lane that Tom talked about for 2 years now.

Tom Glaser:
     3 years.

Paul Will:
     3 years now, so we've probably done 20 million miles, they understand how to do it. I think all the pitfalls we've learned over the period of time and let's just see what happens.

Barry Sine:
     Why would adding additional drivers as opposed to Mexican tractors be dependant upon the court ruling? It is my understanding that's something that you could ramp up today.

Paul Will:
     Well but then you'd have more flexibility in terms of where they would go. In other words they could go from Monterrey to Dallas if you know if the border opened. It's more flexible.

Barry Sine:
     Okay. Okay great thank you very much.

Paul Will:
     Thank you Barry. And we look forward to - you're going tomorrow I understand right?

Operator:
     Our final question comes from Michael LaTronica with Excalibur Research Group, please state your question.

Michael LaTronica:
     Hey Steve, I just wanted to loop back on Kuwait. With 20 trucks over there now and 35 more I think you said going into next week or so, it looks like maybe we should be setting up a revenue bucket for Kuwait. Could you give us any guidance there?

Stephen Russell:
     No we don't own any stock in the company, we have no investment there. So we will only report what we -

Michael LaTronica:
     Minority interest.

Stephen Russell:
     No, we have zero equity. An optional 49% so the only thing we're going to report is the 20,000 dollar a month management fee. And if it starts to make money, Dave as I recall, Dave is on the line, I think we make 10% of the first - it's profitable we make 10% of the first 500,000 dollars per year, 50% of everything above that . And to the extent that that occurs, that would be something beyond that. But at this point the only thing we're going to report is the you know, 20,000 dollar a month management fee.

Michael LaTronica:
     Okay, where would that go from an accounting perspective, in other income maybe?

Stephen Russell:
     Um, yes other income, but we haven't really decided at this point but it's either other revenue or other income.

     Dave's on Michael if you would like to ask him anything about the operation or anything else.

Dave Shatto:
     Hi Michael just a couple other clarifications. That 20,000 is a minimum. And we do achieve a certain percentage of revenue above that amount on the revenue growth and our percentage of profits increase or margin increases as that profit threshold increases.

Michael LaTronica:
     Right, I had forgotten actually that you did not have any interest in it until you had that option exercised. Okay.

Paul Will:
     Thank you.

Michael LaTronica:
     That was it, thank you.

Stephen Russell:
     Diego is that it?

Operator:
     That's all the questions at this time sir.

Stephen Russell:
     Thanks very much, appreciate it and thanks for the positive comments on the quarter and we're feeling good, thank you bye-bye.

Operator:
     Thank you sir this concludes today's conference, we thank you for your participation all parties may disconnect now, thank you.